Exhibit 23.1

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated (Company) on Form S-8 (File Nos. 33-16279, 333-52475, 333-52477, 333-142756 and 333-142757) of our report dated March 5, 2010, on our audits of the consolidated financial statements of the Company as of December 26, 2009 and December 27, 2008, and for each of the three years in the period ended December 26, 2009, which report is included in this Annual Report on Form 10-K/A.

/s/ BKD, LLP

BKD, LLP
Evansville, Indiana
February 22, 2011